Exhibit 2.1

AMENDMENT NO. ONE
TO THE
STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. ONE to the Stock Purchase Agreement (the “Purchase Agreement”) dated November 29, 2005, is by and among Cano Petroleum, Inc., a Delware corporation (“Purchaser”), W.O. Energy of Nevada, Inc., a Nevada corporation (“Company”), the Estate of Miles O’Loughlin, and Scott White (collectively, “Sellers”).

W I T N E S S E T H:

WHEREAS, Purchaser, the Company and Sellers previously entered into the Purchase Agreement, pursuant to which the Sellers agreed to sell all of the outstanding shares of the Company to Purchaser; and

WHEREAS, Purchaser, the Company and Sellers desire to amend the Purchase Agreement to modify the terms regarding the sale of Purchaser Restricted Stock, as defined in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and all other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser, the Company and Sellers agree as follows:

1.             Paragraph 2.4(b) is hereby amended by striking said paragraph and substituting in lieu thereof the following:

(b)  If the Purchaser Restricted Stock is registered for resale pursuant to the Securities Act or the sale of the Purchaser Restricted Stock is exempt from registration under the Securities Act, in any ninety (90) day period, the holders of shares of Purchaser Restricted Stock may sell, transfer or otherwise dispose of a maximum of 15% of the total number of shares of Purchaser Restricted Stock such holder received in connection with the transactions contemplated herein. Such shares of Purchaser Restricted Stock shall have the rights set forth in the Registration Rights Agreement.

2.             Paragraph 4.4(e) is hereby amended by striking said paragraph and substituting in lieu thereof the following:

(e)  If the Purchaser Restricted Stock is registered for resale pursuant to the Securities Act or the sale of the Purchaser Restricted Stock is exempt from registration under the Securities Act, in any ninety (90) day period, the holders of shares of Purchaser Restricted Stock may sell, transfer or otherwise dispose of a maximum of 15% of the total number of shares of Purchaser Restricted Stock such holder received in connection with the transactions contemplated herein.

3.             The parties hereby confirm that, except to the extent specifically amended hereby, the provisions of the Purchase Agreement shall remain unmodified and the Purchase Agreement as so amended is hereby confirmed as being in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. One to the Stock Purchase Agreement to be executed by the undersigned as of this 13th day of May, 2006.

CANO PETROLEUM, INC.,
a Delware corporation

By:	/s/ S. Jeffrey Johnson
Name: S. Jeffrey Johnson
Title: Chairman and CEO

W.O. ENERGY OF NEVADA, INC., a Nevada corporation

By:	/s/ S. Jeffrey Johnson
Name: S. Jeffrey Johnson
Title: President

ESTATE OF MILES O’LOUGHLIN

By:	/s/ Scott B. White Independent Executor
Name: Scott B. White
Title: Independent Executor

/s/ Scott White
SCOTT WHITE